Exhibit 99.1

EARNINGS RELEASE

Investor Contacts:	Media Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com

Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com
IntercontinentalExchange Reports Record Full-Year 2008 Revenues, Net Income and Operating Cash
Flow; Record Fourth Quarter 2008 Revenues
•	4Q08 Revenues Rise 30% to $207 MM; 2008 Revenues Up 42% to $813 MM

•	4Q08 Operating Income $97 MM, up 1%; 2008 Operating Income Up 40% to $494 MM

•	4Q08 GAAP Diluted EPS of $0.67; 4Q08 Adjusted Non-GAAP Diluted EPS of $0.82, Excluding $16 MM Impairment Charge Related to NCDEX; 2008 GAAP Diluted EPS of $4.17, Up 23%; Excluding Impairment Charge, 2008 Adjusted Non-GAAP Diluted EPS of $4.33, Up 28%

•	Record Annual Revenues for Futures, OTC and Market Data Segments

•	Record Operating Cash Flows Up 30% to $375 MM in 2008
ATLANTA, GA (February 10, 2009) — IntercontinentalExchange®, Inc. (NYSE: ICE), a leading operator of regulated global exchanges and over-the-counter (OTC) markets, reported that consolidated revenues in the fourth quarter rose to a record $207 million, a 30% increase over fourth quarter 2007 revenues of $159 million. Consolidated net income for the fourth quarter of 2008 was $49 million, a 24% decrease compared to $65 million for the prior fourth quarter. Adjusted to exclude the $16 million pre-tax, or $11 million after-tax, impairment charge related to ICE’s® investment in the National Commodity and Derivatives Exchange (NCDEX) of India, non-GAAP net income for the quarter was $60 million, a decrease of 7% compared to the fourth quarter of 2007. Diluted GAAP earnings per share (EPS) in the fourth quarter were $0.67. Adjusted to exclude the NCDEX impairment charge, non-GAAP diluted EPS for the quarter were $0.82, down 9% compared to the prior year’s fourth quarter.
For the year ended December 31, 2008, ICE achieved record revenues for the fifth consecutive year, reporting a 42% rise in consolidated revenues to $813 million compared with $574 million in the prior year. Consolidated GAAP net income increased 25% to a record $301 million in 2008 from $241 million in 2007, and diluted EPS for 2008 increased 23% to $4.17. Adjusted to exclude the NCDEX impairment charge, non-GAAP net income for 2008 was $312 million and non-GAAP diluted EPS were $4.33, up 30% and 28% over 2007, respectively. Consolidated cash flow from operations grew 30% to a record $375 million in 2008.

Volume in ICE’s consolidated futures segment, comprising ICE Futures Europe®, ICE Futures U.S.® and ICE Futures Canada®, reached a record 237 million contracts in 2008, an increase of 21% over 2007. In 2008, average daily volume (ADV) for ICE Futures Europe was 590,541; ADV for ICE Futures U.S. and ICE Futures Canada was 331,317 contracts. Average daily commissions (ADC) for ICE’s OTC energy markets during 2008 increased to a record $1.1 million, a 32% increase over 2007. Creditex® Group Inc., ICE’s wholly-owned credit derivatives subsidiary, had brokerage revenues of $52 million, which are also reflected in ICE’s OTC segment for the period of September 2008 through December 2008. ICE completed its acquisition of Creditex on August 29, 2008.
“We excelled in a challenging year by responding to the needs of customers, expanding the markets we serve and executing on our strategic and financial objectives,” said ICE Chairman and CEO, Jeffrey C. Sprecher. “As we enter 2009, we again have a range of initiatives, market opportunities and plans for growth based on the strong global risk management infrastructure ICE has established. Extending further into the OTC markets by developing CDS clearing is just one initiative designed to leverage our infrastructure. While we anticipate another challenging year in the global markets, we believe we are well positioned to meet our customers’ risk management needs amid volatility and change.”
“Our long-standing disciplined approach to managing our financial performance has served us well, particularly given the global economic climate of the past 12 months,” said ICE CFO Scott Hill. “We have an excellent balance sheet, including low leverage and strong cash flow, as well as a business model that is diversified across futures and OTC markets, geographies and customer types. Our focus on smart growth and disciplined investment has allowed us to produce excellent results for our shareholders while weathering uncertainty in the broader markets.”
Fourth Quarter 2008 Results
ICE’s fourth quarter 2008 consolidated revenues increased 30% to $207 million compared to $159 million in the fourth quarter of 2007. Consolidated transaction and clearing revenues increased 34% to $178 million in the fourth quarter of 2008, from $133 million during the same period in 2007. The increase in transaction and clearing revenue was driven primarily by new products, strong trading volume in ICE’s futures and global OTC segments, the launch of ICE Clear Europe in November 2008, an increase of participants in ICE’s markets and the Creditex acquisition.
Transaction and clearing revenues in ICE’s consolidated futures segment totaled $86 million in the fourth quarter of 2008, an increase of 18% over $72 million in the same period in 2007. Fourth quarter 2008 volume for all ICE futures exchanges increased to 60 million contracts, which is a 22% increase compared to the fourth quarter of 2007. ICE Futures Europe recorded quarterly volume of 37 million contracts. ADV for ICE’s European futures business was 569,140 contracts, an increase of 3% over the fourth quarter of 2007. The average rate per contract (RPC) for ICE Futures Europe in the fourth quarter was $1.42. ICE Futures U.S. and ICE Futures Canada recorded fourth quarter volume of 23 million contracts and 0.7 million contracts, respectively. ADV for ICE Futures U.S. was 350,395 contracts in the fourth quarter of 2008, a 74% increase compared to the fourth quarter of 2007. Total volume for ICE Futures U.S. represented the highest quarter in exchange history, due in part to the successful transition of the Russell Index futures complex in September. RPC for ICE Futures U.S. agricultural futures and options contracts was $2.25, and the RPC for financial contracts averaged $0.78 for the fourth quarter of 2008. ADV for ICE Futures Canada was 11,625 contracts during the quarter compared to 17,347 in the year-ago period.

Fourth quarter 2008 transaction and clearing revenues in ICE’s global OTC segment increased 54% to $92 million, compared to $60 million in the same period in 2007. In ICE’s OTC energy markets, ADC were $872,440, a decline of 4% from $912,967 in the same period of 2007. Cleared contracts accounted for 95% of OTC energy contract volume during the fourth quarter of 2008. In ICE’s credit derivative markets, fourth quarter revenues were $36 million, roughly flat versus the same period in 2007 on a pro- forma basis. ICE did not own Creditex in 2007.
Consolidated market data revenues increased 16% during the fourth quarter of 2008 to a record $27 million compared to $23 million in the same period in 2007. Consolidated other revenues were $2 million during the fourth quarter of 2008.
Consolidated operating expenses increased $47 million to $110 million for the fourth quarter of 2008 versus $63 million in the same period in 2007. The increase was primarily driven by $33 million of expenses relating to Creditex’s business following ICE’s acquisition during the third quarter of 2008 and continued investment in growth initiatives. Amortization expenses on acquired intangibles were $16 million for the fourth quarter of 2008 compared to $3 million in the same period of 2007, and included $6 million related to the Creditex acquisition and $6 million related to ICE’s exclusive Russell license. Depreciation expense, primarily related to technology investments, was $9 million in the fourth quarter of 2008, an increase of 30% over the fourth quarter of 2007.
Fourth quarter 2008 consolidated operating income was $97 million, an increase of 1% compared to the fourth quarter of 2007. Consolidated operating margin was 47% for the fourth quarter of 2008, compared to 61% for the same period in 2007.
ICE has taken a pre-tax, non-cash impairment charge of $16 million related to its 8% equity ownership in NCDEX, a derivatives exchange located in Mumbai, India. ICE acquired its stake for $37 million in 2006. In response to political pressure regarding high commodity prices, the Indian government suspended trading in several key agricultural contracts traded on NCDEX during 2007, and that ban remains in place. The Indian government also announced a law that may require foreign entities, including ICE, to divest holdings above an imposed limit of 5% total ownership in Indian commodities exchanges. This may result in ICE reducing its stake in NCDEX from 8% to the 5% threshold by June 30, 2009. Considering these factors and current valuations in the global exchange sector, management determined that its cost method investment in NCDEX is impaired under U.S. GAAP standards. ICE continues to work closely with NCDEX as a key strategic partner, which provides access to an important emerging market.
The effective tax rate for the fourth quarter of 2008 was 39.8% compared to 32.7% for the fourth quarter of 2007. The increase in the tax rate was primarily the result of the tax effect of the NCDEX impairment charge and an increase in the percentage of income taxable in the U.S. at higher statutory rates, such as in New York State.
Full-Year 2008 Results
For the year ended December 31, 2008, consolidated revenues increased 42% to $813 million compared to $574 million in 2007. Consolidated transaction and clearing revenues increased 41% to $693 million in 2008 from $490 million in 2007. The increase in transaction and clearing revenues was driven primarily by new products, strong trading volume in ICE’s futures and global OTC segments, an increase of participants in ICE’s markets and the Creditex acquisition.

Transaction and clearing revenues in ICE’s consolidated futures segment totaled $352 million in 2008, an increase of 26% over $279 million in 2007. In 2008 volume for all ICE futures exchanges totaled 237 million contracts, a 21% increase over 2007. ICE Futures Europe achieved record volume of 153 million contracts during 2008. ADV for ICE’s European futures business was 590,541 contracts, an increase of 10% compared to 2007. ICE Futures U.S. and ICE Futures Canada recorded 2008 volume of 81 million contracts and 3 million contracts, respectively. Total volume for ICE Futures U.S. in 2008 represented the highest 12-month period in exchange history. ADV for ICE Futures U.S. was 318,085 contracts in 2008, a 48% increase over 2007. ADV for ICE Futures Canada was 13,232 contracts during the year, a 5% decrease compared to 2007.
Transaction and clearing revenues in ICE’s global OTC segment increased 61% to $342 million in 2008 compared to $212 million in 2007. ADC for ICE’s OTC energy business increased 32% to $1.1 million in 2008 compared to $845,572 in 2007. Cleared contracts accounted for 91% of OTC energy contract volume during 2008. Creditex contributed $52 million in brokerage revenues from September 2008 through December 2008, representing a 10% increase over Creditex’s results during the same period in 2007, on a pro-forma basis. ICE did not own Creditex in 2007.
Consolidated market data revenues increased 46% in 2008 to a record $103 million compared to $70 million in 2007. Consolidated other revenues were $17 million for the year, up from $14 million in the same period in 2007.
Consolidated operating expenses during 2008 were $320 million, an increase of 45% compared to $221 million in 2007. The increase was driven by $47 million of expenses relating to Creditex’s business following ICE’s acquisition and continued investment in growth initiatives. Spending associated with the development of ICE Clear Europe® was $8 million in 2008, compared to $4 million in 2007. Depreciation related primarily to technology investments was $31 million in 2008, an increase of 37%. Amortization expenses on acquired intangibles, including $8 million related to the Creditex acquisition and $7 million related to ICE’s exclusive Russell license, were $30 million in 2008 compared to $10 million in 2007. Non-cash compensation for the year, excluding Creditex, increased to $32 million, compared to $24 million for 2007.
Consolidated operating income for the full year was $494 million in 2008, an increase of 40% compared to $354 million in operating income in 2007. Operating margin was 61% for the year ended December 31, 2008, compared to 62% for the same period in 2007.
The effective tax rate for 2008 was 36.4% compared to 32.9% in 2007.
Consolidated cash flow from operations was $375 million in 2008, up 30% from $288 million in 2007. Capital expenditures for 2008 were $30 million, compared to $31 million in 2007. Capital expenditures primarily related to ICE Futures Europe’s new London headquarters and hardware purchases to enhance ICE’s electronic trading and clearing technology and related infrastructure. Capitalized software development costs totaled $18 million for the full year, compared to $12 million in 2007.
Unrestricted cash and investments were $290 million as of December 31, 2008. At the end of the year, ICE had $379 million in outstanding debt.

Guidance and Additional Information
•	Expense synergies from the Creditex acquisition are expected to be in the range of $8 million to $10 million on an annualized basis beginning in 2009.

•	ICE had 795 employees at the end of 2008. ICE expects headcount to decline between 5% and 7% during the first quarter of 2009. ICE expects to incur a charge of $2 million to $3 million associated with the headcount reductions primarily in the first quarter. For the full year, headcount is expected to be flat to down 5% from current levels, excluding any personnel additions relating to merger and acquisition activity in 2009.

•	ICE expects non-cash compensation expense in the range of $42 million to $46 million for 2009, assuming the achievement of certain Board-approved financial objectives.

•	ICE expects 2009 capital expenditures in the range of $30 million to $34 million driven by continued investments in trading and clearing technology and data centers.

•	ICE expects depreciation and amortization for 2009 in the range of $108 million to $114 million, including approximately $26 million related to the amortization of payments for the exclusive Russell Index license and $24 million for the amortization of intangibles associated with the Creditex acquisition.

•	ICE’s consolidated tax rate is expected to be in the range of 34% to 36% for 2009.

•	ICE’s diluted share count for the first quarter of 2009 is expected to be in the range of 73.8 million to 74.4 million weighted average shares outstanding, and the diluted share count for fiscal year 2009 to be in the range of 73.5 million to 74.5 million weighted average shares outstanding. ICE’s remaining capacity in its share repurchase program is approximately $200 million.

•	As previously announced, ICE is working with nine major dealers to develop and launch a central counterparty clearing house for credit default swaps. In addition, ICE has announced plans to acquire The Clearing Corporation (TCC) as part of this initiative. Regulatory approvals are pending and are expected to be received during the first quarter. ICE will provide further details on the timing and financial impacts of CDS clearing upon closure of the TCC transaction and receipt of regulatory approvals.
Earnings Conference Call Information
ICE will hold a conference call today, February 10, at 8:30 a.m. ET to review its fourth quarter and fiscal year 2008 financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing (888) 737-3705 if calling from the United States, or (913) 312-6672 if dialing from outside of the United States. For participants on the telephone, please place your call ten minutes prior to the start of the call.
The call will be archived on the company’s website for replay. A telephone replay of the earnings call will also be available at (888) 203-1112 for callers within the United States and at (719) 457-0820 for callers outside of the United States. The passcode for the replay is 6904442.
Historical futures volume and OTC commission data can be found at: http://ir.theice.com/supplemental.cfm

About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates regulated global futures exchanges and over-the-counter (OTC) markets for agricultural, energy, equity index and currency contracts, as well as credit derivatives. ICE® offers these markets to participants around the world through its technology infrastructure and trading platform, together with clearing, market data and risk management services. ICE Futures EuropeTM is ICE’s regulated energy futures exchange. ICE’s regulated North American exchanges, ICE Futures U.S.® and ICE Futures CanadaTM, offer markets for agricultural and financial contracts. Creditex, a market leader in trade execution and processing for credit derivatives, is also a wholly-owned subsidiary of ICE. A member of the Russell 1000® and S&P 500 indices, ICE is headquartered in Atlanta, with offices in New York, London, Chicago, Winnipeg, Calgary, Houston and Singapore. www.theice.com.
IntercontinentalExchange is a registered trademark of IntercontinentalExchange, Inc., registered in the United States and the European Union.
ICE, ICE & block design, ICE Clear Europe, and ICE Clear U.S. are registered trademarks and marque deposes of IntercontinentalExchange, Inc., registered in the United States, the European Union, Canada and Singapore.
ICE Futures Canada, ICE Futures Europe and ICE Futures U.S. are registered trademarks of IntercontinentalExchange, Inc., in the United States, the European Union and Singapore.
Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: our business environment; increasing competition and consolidation in our industry; conditions in global financial markets; our ability to develop new products and services and pursue strategic acquisitions and alliances on a timely, cost-effective basis; our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions; changes in domestic and foreign regulations or government policy; technological developments, including clearing developments; developing a clearing initiative for the credit default swap market; the accuracy of our cost estimates and expectations; adjustments to exchange fees or commission rates; our belief that cash flows will be sufficient to service our debt and fund our working capital needs and capital expenditures at least through the end of 2010; our ability to increase the connectivity to our marketplace; maintaining existing market participants and attracting new ones; protecting our intellectual property rights; not violating the intellectual property rights of others; potential adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; our ability to gain access to comparable products and services if our key technology contracts were terminated; and the risk that acquired businesses will not be integrated successfully or the revenue opportunities, cost savings and other anticipated synergies from mergers may not be fully realized or may take longer to realize than expected. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 13, 2008, and ICE’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2008 and September 30, 2008, as filed with the SEC on August 4, 2008 and October 30, 2008, respectively, and ICE’s Annual Report on Form 10-K for the year ended December 31, 2008, to be filed with the SEC. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Financial Statements
INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Year Ended December 31,		Three Months Ended December 31,
	2008	2007	2008	2007
Revenues:
Transaction and clearing fees, net	$693,229	$490,358	$178,159	$132,555
Market data fees	102,944	70,396	26,960	23,306
Other	16,905	13,539	2,141	3,435

Total revenues	813,078	574,293	207,260	159,296

Operating expenses:
Compensation and benefits	159,792	101,397	57,004	34,913
Professional services	29,705	23,047	6,716	4,820
Patent royalty	—	1,705	—	—
CBOT merger-related transaction costs	—	11,121	—	33
Selling, general and administrative	67,800	50,759	20,157	13,457
Depreciation and amortization	62,247	32,701	26,056	9,546

Total operating expenses	319,544	220,730	109,933	62,769

Operating income	493,534	353,563	97,327	96,527

Other income (expense):
Interest and investment income	11,536	11,865	2,394	3,049
Interest expense	(19,573)	(18,641)	(5,958)	(5,500)
Other income (expense), net	(12,001)	11,647	(12,607)	2,013

Total other income (expense), net	(20,038)	4,871	(16,171)	(438)

Income before income taxes	473,496	358,434	81,156	96,089
Income tax expense	172,524	117,822	32,301	31,437

Net income	$300,972	$240,612	$48,855	$64,652

Earnings per common share:
Basic	$4.23	$3.49	$0.68	$0.93

Diluted	$4.17	$3.39	$0.67	$0.90

Weighted average common shares outstanding:
Basic	71,184	68,985	72,280	69,735

Diluted	72,164	70,980	73,465	71,565

INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEET
(IN THOUSANDS)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$283,522	$119,597
Short-term restricted cash	30,724	19,624
Short-term investments	3,419	140,955
Customer accounts receivable, net	81,248	52,018
Margin deposits and guaranty funds	12,117,820	792,052
Prepaid expenses and other current assets	35,855	17,848

Total current assets	12,552,588	1,142,094

Property and equipment, net	88,952	63,524

Other noncurrent assets:
Goodwill	1,434,816	1,009,687
Other intangible assets, net	728,855	537,722
Long-term restricted cash	105,740	3,000
Cost method investments	32,724	38,778
Other noncurrent assets	15,906	1,540

Total other noncurrent assets	2,318,041	1,590,727

Total assets	$14,959,581	$2,796,345

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$49,663	$27,811
Accrued salaries and benefits	41,096	23,878
Current portion of licensing agreement	12,686	10,572
Current portion of long-term debt	46,875	37,500
Income taxes payable	17,708	11,687
Margin deposits and guaranty funds	12,117,820	792,052
Current portion of unearned government grant	8,737	1,748
Other current liabilities	17,057	5,713

Total current liabilities	12,311,642	910,961

Noncurrent liabilities:
Noncurrent deferred tax liability, net	194,301	108,739
Long-term debt	332,500	184,375
Noncurrent portion of licensing agreement	82,989	89,645
Long-term unearned government grant	—	8,737
Other noncurrent liabilities	24,901	17,032

Total noncurrent liabilities	634,691	408,528

Total liabilities	12,946,333	1,319,489

Minority interest	5,949	—

Redeemable stock put	1,068	—

Shareholders’ Equity
Common stock	765	710
Treasury stock, at cost	(355,520)	(30,188)
Additional paid-in capital	1,608,344	1,043,971
Retained earnings	732,752	431,708
Accumulated other comprehensive income	19,890	30,655

Total shareholders’ equity	2,006,231	1,476,856

Total liabilities and shareholders’ equity	$14,959,581	$2,796,345

Non-GAAP Financial Measures and Reconciliation
ICE provides adjusted net income and adjusted earnings per common share as additional information regarding its operating results. ICE uses these non-GAAP measures internally to evaluate its performance and in making financial and operational decisions. ICE believes that the presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, ICE believes the presentation of these measures is useful for period-to-period comparison of results because the NCDEX cost method impairment charge described below does not reflect historical operating performance. These measures are not in accordance with, or an alternative to, U.S. generally accepted accounting principles or GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. ICE strongly recommends that investors review the GAAP financial measures included in the Annual Report on Form 10-K, including the consolidated financial statements and the notes thereto.
Adjusted net income for the 2008 periods below is calculated by adding net income and the NCDEX impairment charge, presented net of tax. ICE does not believe this item is representative of its future operating performance since the charge was not consistent with its historical operations. ICE believes that the NCDEX impairment charge is an unusual expense and is not representative of historical operating performance. Adjusted earnings per common share are calculated as adjusted net income divided by the weighted average common shares outstanding. These calculations exclude the NCDEX impairment charge. The following table reconciles the 2008 net income to adjusted net income and calculates adjusted earnings per common share.

		Three Months
	Year Ended	Ended
	December 31, 2008	December 31, 2008
	(In thousands, except per share amounts)
Net income	$300,972	$48,855
Add: NCDEX impairment charge	15,700	15,700
Less: Income tax benefit of NCDEX impairment charge	(4,477)	(4,477)

Adjusted net income	$312,195	$60,078

Earnings per common share on net income:
Basic	$4.23	$0.68

Diluted	$4.17	$0.67

Adjusted earnings per common share on adjusted net income:
Adjusted basic	$4.39	$0.83

Adjusted diluted	$4.33	$0.82

Weighted average common shares outstanding:
Basic	71,184	72,280

Diluted	72,164	73,465